Exhibit 99.1

Inventure Foods Reports First Quarter 2016 Financial Results

Company Makes Progress on Efforts to Return to Profitability

PHOENIX, April 28, 2016 (GLOBE NEWSWIRE) — Inventure Foods, Inc. (NASDAQ: SNAK) (“Inventure Foods” or the “Company”), a leading specialty food marketer and manufacturer, today reported financial results for the first quarter ended March 26, 2016.

First Quarter 2016 Highlights:

•                  Net loss was $(1.0) million, or $(0.05) per share

•                  EBITDA* was $2.5 million

•                  Consolidated net revenues decreased 10.0% to $69.9 million

•                  Boulder Canyon net revenues increased 4.8%

•                  Rader Farms branded net revenues increased 104.6%

•                  Jamba net revenues increased 2.3%

•                  Private label fruit revenues increased 32.6%

(All comparisons above are to the first quarter of fiscal 2015)

“We are pleased with our start to 2016 and believe the sequential improvement across key financial metrics demonstrates our initial steps on our path back to profitability,” said Terry McDaniel, Chief Executive Officer of Inventure Foods. “Within the snack and frozen segments our key brands generated revenue growth compared to the first quarter of last year, with Boulder Canyon up 5% and Radar Farms brand up 105%. We remain focused on the strategic initiatives that will improve both our operational and financial performance as we progress through the year.”

First Quarter Fiscal 2016

Consolidated net revenues decreased 10.0% to $69.9 million, compared to $77.6 million in the first quarter of the prior year. Frozen segment net revenues decreased 12.4%. Excluding Fresh Frozen, frozen segment net revenues decreased 8.6%, primarily due to reduced distribution and a price decrease for the Company’s most significant frozen berry product. Snack segment net revenues decreased 5.2%, primarily as a result of decreased net revenues of licensed indulgent products, which was partially offset by increased Boulder Canyon net revenues.

Gross profit was $8.8 million, compared to a loss of $(3.7) million in the first quarter of 2015.  Excluding the product recall expenses recorded in cost of revenues in the first quarter of 2015, gross profit in the first quarter of 2016 decreased $2.7 million, and as a percentage of net revenues decreased 230 basis points to 12.6% compared to 14.9% in the prior year period.  This decrease in gross profit was attributable to a $3.4 million decrease in the frozen segment, offset by a $0.7 million increase in the snack segment.

Selling, general and administrative (“SG&A”) expenses were $8.1 million for the first quarter of 2016.  Excluding the $0.2 million of product recall expenses recorded in SG&A in the first quarter of 2015, SG&A expenses decreased $0.8 million and as a percentage of net revenues was relatively consistent at 11.6% compared to 11.5% in the first quarter of 2015.

Interest expense was $2.4 million for the first quarter of 2016, an increase of $1.6 million, compared to $0.7 million in the prior year period as a result of increased borrowings.

Net loss was $(1.0) million, or $(0.05) per share, for the first quarter of 2016, compared to $(14.6) million, or $(0.75) per share, for the prior year period.  First quarter of 2016 net loss has not been adjusted for the negative impact to earnings associated with higher kettle chip production costs of $0.5 million, pre-tax, as a result of using outsourced production capabilities in order to meet demand. Excluding the costs associated with the product recall in 2015, adjusted net income* was $1.2 million in the first quarter of 2015.

EBITDA for the first quarter of 2016 was $2.5 million compared to adjusted EBITDA* of $4.6 million for the first quarter of 2015.  The first quarter of 2015 EBITDA was adjusted to exclude product recall expenses of $15.5 million and an intangible asset impairment of $9.3 million.

Segment Review

The Company has two reportable segments: frozen and snack. The frozen product segment includes frozen fruits, vegetables, beverages and desserts, for sale primarily to groceries, club stores and mass merchandisers. The snack segment includes manufactured potato chips, kettle chips, potato crisps, potato skins, pellet snacks, sheeted dough products, popcorn and extruded product for sale primarily to snack food distributors and retailers.

Frozen Segment: Net revenues for the first quarter of 2016 decreased 12.4% to $45.0 million, compared to $51.3 million in the prior year period.  Excluding Fresh Frozen, net revenues for the first quarter of 2016 decreased 8.6% primarily as a result of reduced distribution and a price decrease of the Company’s most significant frozen berry product.  For the first quarter of 2016, gross profit was $4.3 million compared to $7.8 million and as a percentage of net revenues was 9.6% compared to 15.1%, excluding the $15.3 million of product recall expenses recorded in cost of revenues in the first quarter of 2015.

Snack Segment: Net revenues during the first quarter of 2016 decreased 5.2% to $24.9 million, compared to $26.3 million in the prior year period, primarily as a result of decreased sales of licensed indulgent products, which was partially offset by increased net revenues of Boulder Canyon products. For the first quarter of 2016, gross profit was $4.5 million, compared to $3.8 million in the first quarter of 2015.  Gross profit as a percentage of net revenues in the first quarter of 2016 increased 370 basis points to 18.1%, compared to 14.4% in prior year period.

*Please see the tabular reconciliations of financial measures prepared in accordance with United States generally accepted accounting principles (“GAAP”) to non-GAAP financial measures included at the end of this press release for the definition and information concerning certain items affecting comparability and reconciliations of the non-GAAP terms EBITDA, adjusted EBITDA, adjusted net income (loss) and adjusted diluted earnings per share to the most comparable GAAP financial measures.

Conference Call

The Company will hold an investor conference call today, Thursday, April 28, 2016, at 11:00 a.m. ET. To participate on the live call listeners in North America may dial (877) 853-7702 and international listeners may dial (408) 940-3848; the conference ID is 90398057. In addition, the call will be broadcast live over the Internet hosted at the “Investor Relations” section of the Company’s website at www.inventurefoods.com and will be archived online for one year.

About Inventure Foods

With manufacturing facilities in Arizona, Indiana, Washington, Oregon and Georgia, Inventure Foods, Inc. (Nasdaq:SNAK) is a marketer and manufacturer of specialty food brands in better-for-you and indulgent categories under a variety of Company owned and licensed brand names, including Boulder Canyon Foods™, Jamba®, Seattle’s Best Coffee®, Rader Farms®, TGI Fridays™, Nathan’s Famous®, Vidalia Brands®, Poore Brothers®, Tato Skins®, Willamette Valley Fruit Company™, Fresh Frozen™ and Bob’s Texas Style® and Sin In A Tin™. For further information about Inventure Foods, please visit www.inventurefoods.com.

Contact

Katie Turner, ICR (646) 277-1200

Note Regarding Forward-looking Statements

This press release contains forward-looking statements, including, but not limited to, the Company’s ability to regain profitability and improve its operational and financial performance in 2016.  Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that may cause actual results to differ from the forward-looking statements contained in this press release and that may affect the Company’s prospects in general include, but are not limited to, general economic conditions, increases in cost or availability of ingredients, packaging, energy and employees, price competition and industry consolidation, ability to execute strategic initiatives, product recalls or safety concerns, disruptions of supply chain or information technology systems, customer acceptance of new products and changes in consumer preferences, food industry and regulatory factors, interest rate risks, dependence upon major customers, dependence upon existing and future license agreements, the possibility that we will need additional financing due to future operating losses or in order to implement the Company’s business strategy, acquisition and divestiture-related risks, the volatility of the market price of the Company’s common stock, and such other factors as are described from time to time in the Company’s filings with the Securities and Exchange Commission.  All forward-looking statements are based on information available to the Company as of the date of this news release, and the Company assumes no obligation to update such statements.

INVENTURE FOODS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Quarter Ended
	March 26, 2016	March 28, 2015
Net revenues	$69,855	$77,607
Cost of revenues	61,038	81,307
Gross profit	8,817	(3,700)
Operating expenses:
Selling, general & administrative expenses	8,109	9,152
Impairment of intangible asset	—	9,277
Operating income (loss)	708	(22,129)
Non-operating expense:
Interest expense, net	2,356	730
Loss before income taxes	(1,648)	(22,859)
Income tax benefit	630	8,224
Net loss	$(1,018)	$(14,635)

Loss per common share:
Basic	$(0.05)	$(0.75)
Diluted	$(0.05)	$(0.75)
Weighted average number of common shares:
Basic	19,603	19,581
Diluted	19,603	19,581

INVENTURE FOODS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	March 26, 2016	December 26, 2015

Assets
Current assets:
Cash and cash equivalents	$639	$2,319
Accounts receivable, net allowance	23,391	19,928
Inventories	65,811	81,807
Deferred income tax asset	3,788	3,788
Other current assets	6,777	6,262
Total current assets	100,406	114,104

Property and equipment, net	64,812	59,963
Goodwill	23,286	23,286
Trademarks and other intangibles, net	14,636	14,718
Other assets	1,158	962
Total assets	$204,298	$213,033

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$29,540	$35,983
Accrued liabilities	6,470	8,629
Current portion of long-term debt	2,277	1,826
Total current liabilities	38,287	46,438

Long-term debt, less current portion	82,956	83,300
Line of credit	26,765	25,951
Deferred income tax liability	2,560	2,560
Other liabilities	2,042	2,296
Total liabilities	152,610	160,545

Shareholders’ equity:
Common stock	200	200
Additional paid-in capital	34,489	34,271
Retained earnings	17,470	18,488
	52,159	52,959

Less: treasury stock	(471)	(471)
Total shareholders’ equity	51,688	52,488
Total liabilities and shareholders’ equity	$204,298	$213,033

INVENTURE FOODS, INC. AND SUBSIDIARIES

RECONCILIATION OF EBITDA AND ADJUSTED EBITDA

(in thousands)

(unaudited)

	Quarter Ended
	March 26, 2016	March 28, 2015
Reconciliation — EBITDA(1):
Reported net loss	$(1,018)	$(14,635)
Add back: Interest, net	2,356	730
Add back: Income tax benefit	(630)	(8,224)
Add back: Depreciation	1,671	1,701
Add back: Amortization of intangible assets	82	301
EBITDA(1)	$2,461	$(20,127)
Adjustments:
Add back: Product recall charges	—	15,493
Add back: Impairment of intangible asset	—	9,277
ADJUSTED EBITDA(1)	$2,461	$4,643

INVENTURE FOODS, INC. AND SUBSIDIARIES

ITEMS AFFECTING COMPARABILITY — RECONCILIATION OF ADJUSTED INFORMATION TO GAAP INFORMATION

(in thousands)

(unaudited)

	Quarter Ended
	March 26, 2016	March 28, 2015
Reported net loss	$(1,018)	$(14,635)
Product recall charges, net of tax	—	9,919
Impairment of intangible asset, net of tax	—	5,939
Adjusted net income (loss)(2)	$(1,018)	$1,223
Adjusted diluted shares outstanding	19,603	20,002
Adjusted diluted earnings (loss) per share(2)	$(0.05)	$0.06

(1)  EBITDA is defined as net income (loss) with net interest expense, income taxes, depreciation and amortization added back. We further adjust EBITDA to exclude the impact of 2015 Fresh Frozen product recall costs and the impairment of intangible asset recorded in the first quarter of 2015, which are not related to our core business, to arrive at adjusted EBITDA. The GAAP financial measure that is most directly comparable to EBITDA is net cash provided by operating activities. We present EBITDA and adjusted EBITDA because we believe they provide useful information regarding our ability to meet our future debt payment requirements, capital expenditures and working capital requirements and they provide an overall evaluation of our financial condition. We include adjusted EBITDA in this earnings announcement to provide transparency to investors and to assist investors in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance.  EBITDA and adjusted EBITDA have certain inherent limitations as analytical tools and should not be used in isolation or as a substitute for net income, cash flows, or other consolidated income or cash flow data prepared in accordance with GAAP or as a measure of our profitability or our liquidity.  Further, EBITDA may not be comparable to similarly titled measures used by other companies.

(2)  Adjusted net income (loss) and adjusted diluted earnings (loss) per share permit a comparative assessment of our net income (loss) and diluted earnings (loss) per share by excluding the 2015 Fresh Frozen product recall costs and the impairment of intangible asset recorded in the first quarter of 2015 to make a more meaningful comparison of our operating performance.